Press Release
TechnipFMC appoints Margareth Øvrum to its Board of Directors

LONDON, PARIS, HOUSTON, October 1, 2020 — TechnipFMC (NYSE: FTI) (PARIS: FTI) announces today that Margareth Øvrum, Executive Vice President of Equinor ASA, Development and Production Brazil, has been appointed to its Board of Directors, effective October 1, 2020.

Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated “I am delighted to welcome Margareth to the Board. She brings proven business leadership and a global perspective gained in board and executive positions of international public companies. Margareth’s extensive knowledge of projects, technology, health and safety, sustainability, and digital transformation will be invaluable as we continue to expand our capabilities. Margareth will deeply complement our Board of Directors, strengthening the Board’s range of aptitude and expertise.”

About Margareth Øvrum

Ms. Øvrum, 62, has over 38 years of experience at Equinor (formerly Statoil), a Norwegian energy company, currently serving as Executive Vice President of Equinor ASA, Development and Production Brazil. Ms. Øvrum will retire from Equinor as of January 1, 2021. Ms. Øvrum has held a succession of leadership positions at Equinor, including President, Equinor Brazil, from 2018 to 2020; Executive Vice President of Technology, Projects, and Drilling, from 2011 to 2018, Executive Vice President of Technology and New Energy for Statoil Hydro, from 2007 to 2011, Executive Vice President of Technology and Projects, from 2004 to 2007, and Executive Vice President of Health, Safety, and the Environment, during 2004. Ms. Øvrum is currently on the Board of Directors of FMC Corporation. She previously served on the Boards of Directors of Alfa Laval AB (2015 to 2019), Atlas Copco AB (2008 to 2017), and Ratos AB (2009 to 2014). Ms. Øvrum holds a Master of Science degree in Technical Physics from the Norwegian Technical University (now part of the Norwegian University of Science and Technology).
###

About TechnipFMC

TechnipFMC is a global leader in the energy industry, delivering projects, products, technologies and services. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our customers’ project economics.

Organized in three business segments — Subsea, Surface Technologies and Technip Energies — we are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our customers in developing their energy resources and in their positioning to meet the energy transition challenge.

Each of our approximately 37,000 employees is driven by a steady commitment to clients and a culture of project execution, purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.

TechnipFMC utilizes its website www.TechnipFMC.com as a channel of distribution of material company information. To learn more about us and how we are enhancing the performance of the world’s energy industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

Investor relations
Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

Phillip Lindsay
Director Investor Relations (Europe)
Tel: +44 (0) 20 3429 3929
Email: Phillip Lindsay

Media relations
Christophe Bélorgeot
Senior Vice President Corporate Engagement
Tel: +33 1 47 78 39 92
Email: Christophe Belorgeot

Brooke Robertson
Public Relations Director
Tel: +1 281 591 4108
Email: Brooke Robertson